Exhibit 10.1

Wits Basin Precious Minerals Inc.
900 IDS Center
80 South 8th Street
Minneapolis MN 55402-8773

May 20, 2008
China Gold, LLC
Attn: C. Andrew Martin
7300 College Blvd., Suite 303
Overland Park, KS 66210

Re:
Extension of Maturity Dates relating to Notes issued pursuant to that certain Convertible Notes Purchase Agreement dated April 10, 2007 by and between Wits Basin Precious Minerals Inc. (“Wits Basin”) and China Gold, LLC (“China Gold”), as amended by (i) that certain Amendment to Convertible Notes Purchase Agreement dated June 19, 2007 and (ii) by that certain Letter Agreement dated October 31, 2007 (as amended, the “Purchase Agreement”)

Dear Andrew:

With respect to (i) that certain Convertible Note of Wits Basin dated April 10, 2007 issued in favor of China Gold in the principal amount of $3,000,000 (“Note 1”), (ii) that certain Convertible Note of Wits Basin dated May 7, 2007 issued in favor of China Gold in the principal amount of $2,000,000 (“Note 2”), (iii) that certain Convertible Note of Wits Basin dated July 19, 2007 issued in favor of China Gold in the principal amount of $4,000,000 (“Note 3”), and (iv) that certain Convertible Note of Wits Basin dated July 7, 2007 issued in favor of China Gold in the principal amount of $800,000 (“Note 4”; collectively with Note 1, Note 2 and Note 3, the “Notes”), this letter is to confirm the agreement of Wits Basin and China Gold to further extend the Maturity Date (as defined in each Note, respectively) applicable to each Note from May 31, 2008 to July 14, 2008.

In consideration of China Gold’s agreement to extend such Maturity Dates, Wits Basin has agreed to (i) increase the Interest Rate (as defined in each Note, respectively) applicable to each of the Notes from the date hereof from 8.25% to 12.25% and (ii) reduce the purchase price applicable to China Gold’s Purchase Right (as defined in the Purchase Agreement, Note 3 and Note 4, as applicable) to each Note from $0.25 to $0.18 per share.

Except with respect to the specific amendments referenced herein, the terms of the Notes shall continue to be in full force and effect as set forth in the respective Notes. By execution of this letter, China Gold represents that it has not sold or otherwise transferred its rights under the Notes to any third party, and further acknowledges that it is required to obtain the prior written consent of Wits Basin to transfer such rights.

If the terms of this letter are consistent with your understanding, please execute this letter on behalf of China Gold where provided below to confirm your agreement, and return it to Wits Basin at 900 IDS Center, 80 South 8th Street, Minneapolis Minnesota 55402-8773, Attention: Mark Dacko.

China Gold, LLC
Attn: Andrew Martin

May 20, 2008

If you have any questions, please feel free to contact me at (678) 222-0291. Thank you.

Sincerely,

/s/ Stephen D. King

Stephen D. King
Chief Executive Officer

Agreed of the 20th day of May, 2008:

CHINA GOLD, LLC
By: Pioneer Holdings, LLC
Its: Manager

/s/ C. Andrew Martin
C. Andrew Martin, Manager